Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

IBERIABANK CORPORATION

AND

FIRST PRIVATE HOLDINGS, INC.

DALLAS, TEXAS

Dated as of February 10, 2014

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 10th day of February, 2014, by and between IBERIABANK Corporation, a Louisiana corporation and registered bank holding company with its principal office in Lafayette, Louisiana (“IBKC”), and FIRST PRIVATE HOLDINGS, INC., a Texas corporation and registered bank holding company with its principal offices in Dallas, Texas (“FPHI”).

RECITALS:

WHEREAS, FPHI owns all of the issued and outstanding capital stock of First Private Bank of Texas, a Texas banking association with its home office in Dallas, Texas (“FP Bank”);

WHEREAS, IBKC desires to acquire all of the issued and outstanding common shares of FPHI, par value $5.00 per share (the “FPHI Shares”) through the merger (the “Merger”) of FPHI with and into IBKC, with IBKC continuing as the corporation surviving the Merger, pursuant to which holders of FPHI Shares will be entitled to receive common shares, par value $1.00 per share, of IBKC (the “IBKC Shares”) as provided for herein;

WHEREAS, IBKC and FPHI each believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the respective best interests of IBKC, and FPHI and its shareholders;

WHEREAS, after the Merger, IBKC will effect the merger of FP Bank with and into IBERIABANK, a Louisiana banking corporation and a wholly-owned subsidiary of IBKC (“IBERIABANK”), with IBERIABANK continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the parties intend that: (i) the Merger will qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, and FPHI and IBKC will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (ii) that the Bank Merger qualify as a reorganization within the meaning of § 368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) that this Agreement constitutes a plan of reorganization within the meaning of § 368 of the Code and the applicable regulations;

WHEREAS, IBKC and FPHI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBKC and FPHI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

Certain Definitions:

A. “Acquisition Proposal” means a written offer or proposal from a party other than IBKC which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the FPHI Share regarding any of the following (other than the transactions contemplated by this Agreement) involving FPHI: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, FPHI, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding FPHI Shares or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

B. “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

C. “Best Knowledge” means the actual knowledge of senior executive officers of IBKC or the executive officers of FPHI, as applicable, with respect to a particular matter, after reasonable inquiry.

D. “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, rules, regulations, decisions, decrees, rules of common law or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to (a) pollution or protection of public or employee health or safety or the environment, or (b) labeling, production, release or disposal of Hazardous Material, in each case as amended and now in effect, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et. seq.

D. “Fixed Exchange Ratio” means 0.27 IBKC Shares.

E. “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

F. “Hazardous Material” means any pollutant, contaminant, chemical, substance, or toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

G. “High Collar Adjusted Exchange Ratio” means the quotient (rounded to the nearest thousandth of a share) obtained by dividing $18.75 by the Market Value.

H. “Investment Securities” means a security held by FP Bank and reflected as an asset of FP Bank in accordance with RAP.

I. “Low Collar Adjusted Exchange Ratio” means the quotient (rounded to the nearest thousandth of a share) obtained by dividing $17.00 by the Market Value.

J. “Market Value” means the average of the twenty-four (24) hour daily weighted average trading prices of IBKC Shares on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the fifteen (15) trading days ending on and including the Business Day prior to the Effective Date.

K. “Material Adverse Change” means any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of FPHI and FP Bank, on the one hand (the “FP Parties”), and IBKC and its subsidiaries (the “IBKC Parties”), on the other hand, taken as a whole, or (b) materially and adversely affects the ability of the FP Parties or the IBKC Parties, as applicable, to perform their respective obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby; provided, however, that

“Material Adverse Change” shall not be deemed to include the impact of (i) any change in the value of the securities portfolio or loan portfolio of the FP Parties or the IBKC Parties, as applicable, whether held as available for sale or held to maturity, resulting from changes in the prevailing level of interest rates; (ii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, including the expenses incurred by the FP Parties or the IBKC Parties, as applicable, in consummating the transactions contemplated by this Agreement; (iii) with respect to the FP Parties, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of IBKC; (iv) any change in banking, or other laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (v) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; and (vi) any change in political conditions or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on the FP Parties or the IBKC Parties, as applicable; or (vii) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of FPHI and FP Bank pursuant to employment change in control or severance agreements, plans and other similar arrangements described in this Agreement.

L. “Per Share Stock Consideration” means the fraction of an IBKC Share determined by the procedure set forth in Sections 1.05(B)(1), (2), or (3), as applicable.

M. “Property” or “Properties” means all real property owned or leased by FPHI or FP Bank, including properties that FP Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

N. “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, and (iv) any other federal or state governmental or regulatory agency or authority.

O. “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

P. “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBKC that the FPHI Board determines in its good faith judgment to be more favorable to FPHI’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of FPHI’s independent financial advisor that the value of the consideration to FPHI’s shareholders provided for in such Acquisition Proposal exceeds the value of the consideration to FPHI’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the FPHI Board (taking into account, in good faith, the written advice of FPHI’s independent financial advisor), is reasonably capable of being obtained by such third person.

ARTICLE I

ACQUISITION OF FPHI BY IBKC

Section 1.01. Merger of FPHI with and into IBKC. Subject to the terms and conditions of this Agreement FPHI will merge with and into IBKC pursuant to applicable provisions of the Louisiana Business Corporation Law (the “LBCL”) and the Texas Business Organizations Code (the “TBOC”).

Section 1.02. Effects of the Merger. After the Merger, IBKC shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of FPHI shall cease. The name of the Resulting Corporation shall be “IBERIABANK Corporation.” The existing principal office and facilities of IBKC immediately preceding the Merger shall be the principal office and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of IBKC and FPHI shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of IBKC and FPHI shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either IBKC or FPHI may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

Section 1.03. Articles of Incorporation and Bylaws. As a result of the Merger, the Articles of Incorporation and Bylaws of IBKC, each as amended, shall continue in effect as the Articles of Incorporation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.

Section 1.04. Directors and Officers. Effective as of the Effective Time, the directors and executive officers of IBKC immediately prior to the Effective Time shall be the directors and executive officers of the Resulting Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in Articles of Incorporation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.

Section 1.05. Merger Consideration. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, all of the FPHI Shares outstanding immediately before the Effective Time shall be converted into the right to receive IBKC Shares as follows:

A. Any FPHI Shares that are owned by FPHI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B. Each FPHI Share issued and outstanding immediately before the Effective Time (excluding FPHI Shares canceled pursuant to Section 1.05(A) and FPHI Shares held by Dissenting Shareholders (as defined in Section 1.08)) shall be converted into, and shall be canceled in exchange for, the right to receive a fraction of an IBKC Share and an amount of cash in lieu of fractional shares determined as follows:

(1)	if the Market Value is less than $69.44 per share and greater than $62.96 per share, each FPHI Share shall be multiplied by the Fixed Exchange Ratio; or

(2)	if the Market Value is equal to or greater than $69.44, per share, each FPHI Share shall be multiplied by the High Collar Adjusted Exchange Ratio; or

(3)	if the Market Value is equal to or less than $62.96 per share, each FPHI Share shall be multiplied by the Low Collar Adjusted Exchange Ratio; plus

(4)	in lieu of issuing any fractional share of IBKC Share which would otherwise be distributable to a FPHI shareholder as determined following application of Section 1.05(B)(1), (B)(2) or (B)(3) above, each holder of FPHI Share who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Shares to which such holder is entitled by virtue of the Merger, upon surrender of the certificate(s) which represented FPHI Share, will receive, without interest, cash equal to such fractional share multiplied by the Market Value,

C. Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, all FPHI Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of FPHI Shares shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05.

Section 1.06. Treatment of FPHI Stock Options. Schedule 1.06 sets forth all outstanding options to purchase FPHI Shares as of the date of this Agreement, whether or not then vested or exercisable (a “FPHI Stock Option”), including the names of the holders thereof, the vesting and expiration dates thereof. At the Effective Time, each FPHI Stock Option, whether vested or unvested, that is outstanding and unexercised at the Effective Time shall be automatically converted into a cash payment by FPHI (subject to required tax withholdings) in an amount determined by multiplying (a) the product of the aggregate number of FPHI Shares underlying such holder’s FPHI Stock Option, multiplied by, as applicable, the Fixed Exchange Ratio, the High Collar Adjusted Exchange Ratio, or the Low Collar Adjusted Exchange Ratio, and (b) the Market Value, and then subtracting the aggregate exercise price to purchase the FPHI Shares underlying the FPHI Stock Option (the “Option Payment”). Prior to the receipt of the Option Payment and at the Effective Time, each holder of a FPHI Stock Option shall execute a cancellation agreement, substantially in the form attached Schedule 1.06. At or prior to the Effective Time, the Board of Directors of FPHI shall adopt any resolutions and take any actions, including accrual of an amount in cash sufficient to effect the necessary cash payment, that are necessary to effectuate the provisions of this Section 1.06. Immediately prior to the Effective Time, FPHI shall deliver the Option Payment to the holders of FPHI Stock Options.

Section 1.07. Treatment of FPHI Warrants. Schedule 1.07 sets forth all outstanding warrants to purchase FPHI Shares as of the date of this Agreement, whether or not then vested or exercisable (a “FPHI Warrant”), including the names of the holders thereof, the vesting and expiration dates thereof. At the Effective Time, each FPHI Warrant that is outstanding and unexercised at the Effective Time shall be automatically converted into a cash payment by FPHI (subject to required tax withholdings) in an amount determined by multiplying (a) the product of the aggregate number of FPHI Shares underlying such holder’s FPHI Warrant, multiplied by, as applicable, the Fixed Exchange Ratio, the High Collar Exchange Ratio, or the Low Collar Exchange Ratio, and (b) the Market Value, and then subtracting the aggregate exercise price to purchase the FPHI Shares underlying the FPHI Warrant (the “Warrant Payment”). Prior to the receipt of the Warrant Payment and at the Effective Time, each holder of a FPHI Warrant shall execute a cancellation agreement, substantially in the form attached on Schedule 1.07. At or prior to the Effective Time, the Board of Directors of FPHI shall adopt any resolutions and take any actions, including an accrual of an amount in cash sufficient to effect the necessary cash payment, that are necessary to effectuate the provisions of this Section 1.07. Immediately prior to the Effective Time, FPHI shall deliver the Warrant Payment to the holders of the FPHI Warrants.

Section 1.08. Treatment of IBKC Shares. Each IBKC Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of IBKC as the corporation surviving the Merger.

Section 1.09. Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, FPHI Shares that are held by shareholders of FPHI who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; but if that a shareholder of FPHI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each FPHI Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.10. SEC Filing and Shareholder Approval.

A. IBKC shall prepare a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBKC with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBKC Shares to the FPHI Shareholders pursuant to Section 1.05 (including the Proxy Statement for the shareholder meeting of FPHI and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents). FPHI shall prepare and furnish to IBKC such information relating to FPHI and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBKC shall provide FPHI, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBKC shall consider in good faith all comments from FPHI and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. FPHI agrees to cooperate with IBKC and IBKC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. If FPHI has cooperated and promptly provided all information reasonably requested as described above, IBKC shall file, or cause to be filed, the Registration Statement with the SEC on or before April 1, 2014. IBKC shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. IBKC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

B. The Board of Directors of FPHI (the “FPHI Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “FPHI Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the FPHI Meeting. Specifically, the FPHI Board will present for the consideration of FPHI shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The FPHI Board will (i) cause proper notice of the FPHI Meeting to be given to the FPHI shareholders in compliance with applicable law and regulations, (ii) distribute to the FPHI shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the FPHI Board a vote in favor of approval of the proposals set forth in this Section 1.10(B), subject to Section 1.10(C), and (iv) perform such other acts as may reasonably be requested by IBKC to ensure that FPHI shareholder approval of the proposals set forth in this Section 1.10(B) is obtained. FPHI shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

C. Notwithstanding the foregoing, FPHI and the FPHI Board are permitted to change its recommendation as contemplated by Section 1.10(B)(iii) (“Change in Recommendation”) if and only to the extent that:

(1) FPHI, and the FPHI Representatives (as defined in Section 5.10(A)), have complied in all material respects with Section 5.10(A);

(2) the FPHI Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and

(3) if the FPHI Board intends to make a Change in Recommendation after FPHI has received an Acquisition Proposal, (a) the FPHI Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBKC pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal, (b) FPHI shall notify IBKC, at least five business days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBKC a written description of the material terms of the Superior Proposal and copies of such other material documents that FPHI is not required to keep confidential, and (c) before making such a Change in Recommendation, FPHI shall, and shall cause its financial and legal advisors to, during the period after FPHI’s delivery of the notice referred to in subclause (b) above, negotiate with IBKC in good faith for a period of up to five business days after receipt of written notice by IBKC (to the extent IBKC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 1.11. Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII and Article VIII, the Merger shall become effective upon on the date of the necessary filings with the Louisiana Secretary of State in accordance with the LBCL and the Texas Secretary of State in accordance with the TBOC, or at such later date and time as may be set forth in such filings (the time the Merger becomes effective being referred to as the “Effective Time”). Such necessary filings shall be made on a date mutually agreed to by FPHI and IBKC in connection with the closing.

Section 1.12. Bank Merger. Immediately after the Effective Time, IBKC shall cause the Bank Merger to be consummated.

Section 1.13. Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBKC Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; but an offering or sale of IBKC Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBKC Shares.

Section 1.14. Tax Matters.

A. None of IBKC, IBERIABANK, FPHI or FP Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBKC, IBERIABANK, FPHI and FP Bank shall each use its reasonable best efforts to cause (i) the Merger, to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBKC and FPHI to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBKC, IBERIABANK, FPHI and FP Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

B. None of IBKC, IBERIABANK, FPHI or FP Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBKC, IBERIABANK, FPHI and FP Bank shall each use its reasonable best efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and

(ii) each of IBERIABANK and FP Bank to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBKC, IBERIABANK, FPHI and FP Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

C. IBKC shall deliver to Jones Walker LLP and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBKC, containing representations of IBKC, and FPHI shall deliver to Jones Walker LLP and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of FPHI, containing representations of FPHI, in each case as shall be reasonably necessary or appropriate to enable Jones Walker LLP to render the tax opinion described in Section 8.12 and to enable Andrews Kurth LLP to render the tax opinion described in Section 7.11. IBERIABANK shall deliver to Jones Walker LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBERIABANK, containing representations of IBERIABANK, and FP Bank shall deliver to Jones Walker LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of FP Bank, containing representations of FP Bank, in each case as shall be reasonably necessary or appropriate to enable Jones Walker LLP to render the tax opinion described in Section 8.12 and to enable Andrews Kurth LLP to render the tax opinion described in Section 7.11. Each of IBKC, IBERIABANK, FPHI and FP Bank shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.14(C).

ARTICLE II

THE CLOSING AND EXCHANGE PROCEDURES

Section 2.01. Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date mutually agreeable to IBKC and FPHI that is no later than forty-five (45) days after all necessary regulatory, corporate and other approvals have been received, and the expiration of all associated mandatory waiting periods have expired (“Closing Date”). On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at the home office of IBERIABANK or at such other place or through the exchange of documents as FPHI and IBKC may mutually agree.

Section 2.02. Actions to be Taken at the Closing by FPHI. At the Closing, FPHI shall execute and acknowledge (where appropriate) and deliver to IBKC such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBKC’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, duly executed by the Secretary of FPHI, acting solely in his capacity as an officer of FPHI, pursuant to which FPHI shall certify (i) the due adoption by the FPHI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of FPHI of this Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (iii) the incumbency and true signatures of those officers of FPHI duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of FPHI; and (iv) a true and correct list of the holders of FPHI Shares as of the Closing Date;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of FP Bank, acting solely in his capacity as an officer of FP Bank, pursuant to which FP Bank shall certify (i) the due adoption by the Board of Directors of FP Bank (the “FP Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by FPHI as the sole shareholder of FP Bank of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of FP Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of FP Bank;

C. A certificate duly executed by the President of FPHI, acting solely in his capacity as an officer of FPHI, dated as of the Closing Date, pursuant to which FPHI shall certify, that (i) all of the representations and warranties made in ARTICLE III are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) FPHI has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement, and (iii) there has been no Material Adverse Change with respect to FPHI or FP Bank since June 30, 2013;

D. Evidence reasonably satisfactory to IBKC that, as of the Effective Time, (i) all FPHI Employee Plans (as defined in Section 3.29) required to be terminated by IBKC before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations;

E. All consents and approvals required to be obtained by FPHI from third parties to consummate the transactions contemplated by this Agreement, including those listed on Schedule 3.09;

F. Supplemental disclosure schedules reflecting any material changes to the representations and warranties of FPHI in ARTICLE III between the date of this Agreement and the Closing Date;

G. Executed agreements, certificates of merger, certificates, and other documents to evidence and facilitate the Bank Merger; and

H. All other documents required to be delivered to IBKC by FPHI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the intent of this Agreement and reasonably requested by IBKC or its counsel.

Section 2.03. Actions to be Taken at the Closing by IBKC. At the Closing, IBKC shall execute and acknowledge (where appropriate) and deliver to FPHI such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to FPHI’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, executed by the Secretary of IBKC, acting solely in her capacity as an officer of IBKC, pursuant to which IBKC shall certify (i) the due adoption by the Board of Directors of IBKC (the “IBKC Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and (ii) the incumbency and true signatures of those officers of IBKC duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of IBKC;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of IBERIABANK, acting solely in his capacity as an officer of IBERIABANK, pursuant to which IBERIABANK shall certify (i) the due adoption by the Board of Directors of IBERIABANK (the “IBERIABANK Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by IBKC as the sole shareholder of IBERIABANK of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of IBERIABANK duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of IBERIABANK;

C. A certificate, dated as of the Closing Date, duly executed by the Chairman of the Board of IBKC, acting solely in his capacity as an officer of IBKC, pursuant to which IBKC shall certify that (i) all of the representations and warranties made in ARTICLE IV are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) IBKC has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement and (iii) there has been no Material Adverse Change with respect to IBKC or IBERIABANK since June 30, 2013;

D. All consents and approvals required to be obtained by IBKC from third parties to consummate the transactions contemplated by this Agreement, including those listed on Schedule 4.06;

E. Supplemental disclosure schedules reflecting any material changes to the representations and warranties of IBKC in ARTICLE IV between the date of this Agreement and the Closing Date;

F. Executed agreements, certificates of merger, certificates, as applicable, and other documents to evidence and facilitate the Bank Merger; and

G. All other documents required to be delivered to FPHI by IBKC under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by FPHI or its counsel.

Section 2.04. Further Assurances. At any time and from time to time within twelve months after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. If at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

Section 2.05. Exchange Procedures.

A. On the business day before the Closing Date, IBKC shall deposit or cause to be deposited in trust with IBKC’s transfer agent or such other third party experienced in stock transfer business reasonably acceptable to FHPI (the “Exchange Agent”) (i) certificates for shares or evidence of shares in book entry form representing the aggregate number of IBKC Shares to be issued pursuant to Section 1.05(B), (ii) an amount of cash equal to the aggregate amount of cash to be paid in lieu of the issuance of fractional shares pursuant to Section 1.05(B)(4) (the “Aggregate Merger Consideration”).

B. No later than five business days prior to the Effective Time, FPHI shall have delivered to the Exchange Agent a list of all FPHI shareholders entitled to receive the Merger Consideration (as defined below), in an electronic format reasonably compatible with the Exchange Agent’s systems.

C. As soon as practicable after the Effective Time, with the intent to be within ten business days after the Effective Time, IBKC shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing FPHI Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBKC and FPHI before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) a number of IBKC Shares equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of FPHI Shares represented by such Certificate, and (ii) an amount of cash as payment in lieu of the issuance of fractional IBKC Shares calculated in accordance with Section 1.05(B)(4), and such Certificate shall forthwith be canceled. The consideration to be received by a shareholder of FPHI upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 2.05, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, IBKC will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, IBKC will cause the Exchange Agent to promptly deliver the Merger Consideration. Whether or not a Certificate for FPHI Shares is surrendered, after the Effective Time, it will not represent any interest in any person other than IBKC.

D. After the Effective Time, the share transfer ledger of FPHI shall be closed and there shall be no transfers on the share transfer books of FPHI of the FPHI Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to IBKC, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.05.

E. To the extent permitted by law, the former FPHI shareholders shall be entitled to vote after the Effective Time at any meeting of IBKC shareholders the number of whole IBKC Shares into which their respective FPHI Shares are converted, regardless of whether such holders have exchanged their Certificates for certificates representing IBKC Shares in accordance with the provisions of this Section 2.05, but beginning 30 days after the Effective Time no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate for exchange as provided in this Section 2.05.

F. IBKC may refuse to pay any dividend or other distribution declared after the Effective Time with respect to IBKC Shares and payable to the holders thereof (without interest thereon) until the holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.05, or if such dividend or distribution has reverted in full ownership to IBKC under its Articles of Incorporation. After the surrender of a Certificate in accordance with this Section 1.09, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBKC Shares represented by such Certificate.

G. Any portion of the Aggregate Merger Consideration that remains unclaimed by the shareholders of FPHI for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 2.05 shall be delivered to IBKC upon demand, and any shareholders of FPHI who have not theretofore complied with the exchange procedures in this Section 2.05 shall look to IBKC only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for FPHI Shares are not surrendered or the payment for them is not claimed before the date on which such IBKC Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBKC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.

H. If any IBKC Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBKC) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBKC Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

I. None of IBKC, FPHI, the Exchange Agent or any other person shall be liable to any former holder of FPHI Shares for any IBKC Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

J. If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBKC or the Exchange Agent, the posting by such person of a bond in such amount as IBKC or the Exchange Agent may direct as indemnity against any claim that may be made against IBKC, IBERIABANK, or FPHI with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FPHI

FPHI hereby makes the following representations and warranties to IBKC.

Section 3.01. Organization and Ownership.

A. FPHI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. FPHI is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. FPHI has all requisite corporate power and authority to own FP Bank as now owned, and to enter into and carry out its obligations under this Agreement. True and complete copies of the Certificate of Formation and Bylaws of FPHI, as amended to date, have been delivered to IBKC.

B. FPHI is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of FP Bank, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other interest in FP Bank. Except to set forth in Schedule 3.01(B), FPHI does not, directly or indirectly, own or control any Affiliate or Subsidiary, other than FP Bank. Except to set forth in Schedule 3.01(B), FPHI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by FPHI has not been conducted through any other direct or indirect Subsidiary or Affiliate of FPHI other than as set forth in Schedule 3.01(B).

Section 3.02. Execution and Delivery. FPHI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and (if the required regulatory and FPHI shareholder approval is obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the FPHI Board. Other than approval by the requisite vote of the shareholders of FPHI, no other corporate proceedings or approvals are necessary on the part of FPHI to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be duly executed by FPHI and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of FPHI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03. FPHI Capitalization. The authorized capital of FPHI consists of 10,000,000 common shares, $5.00 par value per share, of which 3,138,950 FPHI Shares are issued and outstanding as of the date of this Agreement. Except as set forth in Schedule 3.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, FPHI to purchase or otherwise acquire any security of or equity interest in FPHI, obligating FPHI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. There are no outstanding contractual obligations of FPHI to vote or dispose of any FPHI Shares and to the Best Knowledge of FPHI, there are no shareholder agreements, voting trusts or similar agreements relating to the FPHI Shares. All of the outstanding FPHI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The FPHI Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the FPHI Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 3.04. FP Bank.

A. FP Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. FP Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of FP Bank, as amended to date, have been delivered to IBKC. FP Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of FP Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. FP Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by FP Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of FP Bank.

B. The authorized capital stock of FP Bank consists of 3,000,000 shares of common stock, $5.00 par value per share, of which 3,000,000 shares are issued and outstanding as of the date of this Agreement. FPHI is in possession of all certificates evidencing all of the shares of capital stock of FP Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of FP Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of FP Bank, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating FP Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of FP Bank. There are no outstanding contractual obligations of FPHI to vote or dispose of any shares of capital stock of FP Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of FP Bank.

Section 3.05. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by FPHI or FP Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approval is obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of FPHI or FP Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FPHI or FP Bank or any of their Properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective Properties or assets of FPHI or FP Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which FPHI or FP Bank is a party, or by which FPHI or FP Bank or any of their respective Properties, assets or business activities may be bound or subject.

Section 3.06. Compliance with Laws, Permits and Instruments. FPHI and FP Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. FPHI and FP Bank are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change.

Section 3.07. Financial Statements.

A. FPHI has made available to IBKC copies of (i) the audited consolidated financial statements of FPHI as of and for the years ended December 31, 2012 and December 31, 2011 (the “FPHI Financial Statements”) and the unaudited consolidated financial statements for the interim period ended September 30, 2013 consisting of balance sheets and the related statements of income (the “FPHI Interim Statements”) and (ii) FPHI’s FR Y-6, FR Y-9C and FR Y–9LP, if applicable, reports filed during 2013 and 2012 (together, the “FPHI Regulatory Reports”). The FPHI Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of FPHI at the dates and for the periods indicated therein. The FPHI Interim Financial Statement fairly presents the financial position of FPHI as of September 30, 2013. In the opinion of FPHI management, the FPHI Interim Statements reflect all adjustments necessary for a fair presentation as of September 30, 2013. Each of the FPHI Regulatory Reports fairly presents, in all material respects, the financial position of FPHI and the result of its operations at the date and for the periods indicated in conformity with the instructions for the preparation of FPHI Regulatory Reports as promulgated by applicable regulatory authorities.

B. Management of FPHI has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of FPHI and FP Bank; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of FPHI and FP Bank are being made only in accordance with authorizations of management and directors of FPHI and FP Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of FPHI and FP Bank that could have a material effect on the financial statements. FPHI has provided to IBKC access to material documentation related to FPHI’s internal control over financial reporting. Since December 31, 2012, neither FPHI and FP Bank, nor to FPHI’s Best Knowledge, any director, executive officer, auditor, accountant or representative of FPHI and FP Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of FPHI and FP Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FPHI and FP Bank has engaged in questionable accounting or auditing practices. Since January 1, 2012, (i) neither FPHI and FP Bank, nor, to the Best Knowledge of FPHI and FP Bank, any director, executive officer, auditor, accountant or representative of FPHI and FP Bank, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FPHI and FP Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FPHI or FP Bank has engaged in questionable accounting or auditing practices or fraud, whether or not material, that involves management or other employees who have a significant role in FPHI’s and FP Bank’s internal controls over financial reporting, and (ii) no attorney representing FPHI or FP Bank, whether or not employed by FPHI or FP Bank, has provided evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FPHI or any of its officers, directors, employees or agents to the Board of Directors of FPHI or any committee thereof or to the Best Knowledge of FPHI, to any director or executive officer of FPHI.

C. FPHI has made available to IBKC true and complete copies of the Reports of Condition and Income for FP Bank filed during 2013 and 2012 (“FP Bank Call Reports”). Each of the FP Bank Call Reports fairly presents, in all material respects, the financial position of FP Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of FP Bank Call Reports as promulgated by applicable regulatory authorities. The FP Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business. FP Bank has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles (“RAP”) as applied to Texas banking associations and in accordance with all applicable rules and regulations. To the Best Knowledge of FPHI, the allowance for loan losses account for FP Bank is, and as of the Closing Date shall be, adequate in all material respects to provide for all losses on the loans and other real estate owned by FP Bank.

Section 3.08. Litigation. Except as set forth in Schedule 3.08, neither FPHI nor FP Bank is a party to any, and there are no pending or, to the Best Knowledge of FPHI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FPHI or FP Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of FPHI, is there any reasonable basis for any proceeding, claim or action against FPHI or FP Bank that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon FPHI or FP Bank or the assets or Property of FPHI or FP Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09. Consents and Approvals. The FPHI Board (at a meeting duly called and held) has resolved or will resolve to (i) call a special meeting of shareholders for the purpose of approving and adopting the Merger and this Agreement, and (ii) recommend to the FPHI shareholders the approval and adoption of the Merger and this Agreement. No approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of FPHI in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by FPHI of the transactions contemplated hereby or thereby.

Section 3.10. Undisclosed Liabilities. FPHI and FP Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the FPHI Financial Statements, the FPHI Financial Interim Statements or the FP Bank Call Reports or are not reasonably likely to result in a Material Adverse Change, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since June 30, 2013, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Schedule 3.10.

Section 3.11. Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which each such Property is subject have been made available to IBKC. FPHI and FP Bank have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the FPHI Financial Statements, the FPHI Financial Interim Statements and the FP Bank Call Reports or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Schedule 3.11, (B) as reflected in the FPHI Financial Statements, the FPHI Interim Financial Statements, or the FP Bank Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since June 30, 2013.

Section 3.12. Absence of Certain Changes or Events. Except as disclosed on Schedule 3.12, since June 30, 2013, each of FPHI and FP Bank has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices not:

A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $50,000 in the aggregate;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E. Acquired any capital or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since June 30, 2013;

G. Sold, transferred, leased to others or otherwise disposed of any material amount of its assets (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim, of material value;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;

J. Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by FPHI or FP Bank for the benefit of their respective directors, employees or former employees;

K. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

L. Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $50,000;

M. Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks, or suppliers;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $25,000, other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R. Sold (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $100,000;

T. Amended or made any change in its articles of incorporation, articles of association, or bylaws, or

U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.13. Leases, Contracts and Agreements. Schedule 3.13 sets forth an accurate and complete description of all contracts, leases, subleases, licenses, and agreements to which FPHI or FP Bank is a party or by which FPHI or FP Bank is bound (A) that obligate or would reasonably be expected to obligate FPHI or FP Bank for an amount in excess of $25,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate FPHI or FP Bank for an amount in excess of $25,000 over the entire term of such related contracts (collectively, the “Contracts”). FPHI has delivered or made available to IBKC true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall do not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by FP Bank, but do include unfunded loan commitments and letters of credit issued by FP Bank where the borrowers’ total direct and indirect indebtedness to FP Bank is in excess of $100,000. No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of FP Bank. FPHI and FP Bank have not received any written notice of material default under or material noncompliance with any Contract. For each lease in which FPHI or FP Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. FPHI and FP Bank enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.14. Taxes and Tax Returns.

A. FPHI and FP Bank have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, FPHI and FP Bank have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon FPHI or FP Bank, nor has FPHI or FP Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by FPHI and FP Bank from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Since December 31, 2010, the federal income tax returns of FPHI and FP Bank have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of FPHI, threatened.

E. Except as set forth in Schedule 3.14, neither FPHI nor FP Bank has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement with any other person or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by FPHI or FP Bank to any other person after the date of this Agreement.

F. The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G. FPHI has delivered or made available to IBKC correct and complete copies of all federal income tax returns filed by FPHI with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by FPHI and FP Bank, if any, since December 31, 2010.

H. Schedule 3.14 sets forth an accurate and complete description as to the United States federal net operating and capital loss carryforwards for FPHI and FP Bank (including the year such net operating or capital loss was generated and any limitations of such net operating or capital loss carryforwards under Code § § 382, 383 or 384 or the Treasury Regulations, excluding any such limitations arising from the transactions contemplated under this Agreement) as of December 31, 2010.

Section 3.15. Insurance. Schedule 3.15 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by FPHI and FP Bank. All such policies (A) are sufficient for compliance by FPHI and FP Bank, in all material respects, with all requirements of applicable law and all agreements to which FPHI and FP Bank are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither FPHI nor FP Bank is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of FPHI and FP Bank is insured for the benefit of FPHI and FP Bank in amounts deemed adequate by FPHI’s and FP Bank’s respective management against risks customarily insured against. Except as set forth in Schedule 3.15, there have been no claims under any fidelity bonds of FPHI and FP Bank since June 30, 2011 and to the Best Knowledge of FPHI, there are no facts that would reasonably be expected to form the basis of a claim under such bonds.

Section 3.16. No Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Schedules hereto, there has not been any Material Adverse Change with respect to FPHI or FP Bank since June 30, 2013, nor to the Best Knowledge of FPHI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to FPHI or FP Bank.

Section 3.17. Proprietary Rights. FPHI and FP Bank do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of FPHI and FP Bank that are not owned, held or licensed by FPHI or FP Bank. FPHI and FP Bank have not received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by FPHI or FP Bank of Proprietary Rights. There is no claim or action by any such person pending or, to the Best Knowledge of FPHI, threatened, with respect thereto.

Section 3.18. Transactions with Certain Persons and Entities. Except as set forth in Schedule 3.18, neither FPHI nor FP Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of FPHI or FP Bank, and none of such persons owes any amount to FPHI or FP Bank. Except as set forth in Schedule 3.18, there are no current or proposed agreements, arrangements, understandings, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among FPHI, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates.

Section 3.19. Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of FPHI and FP Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of FPHI, threatened, defenses, offsets or counterclaims that may reasonably be asserted against FPHI, FP

Bank or the present holder thereof. The credit and collateral files of FP Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to FPHI or FP Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of FP Bank (including loans that will be outstanding if FP Bank advances funds it is obligated to advance), except for items identified on FP Bank’s internal exception list which has been made available to IBKC. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of FP Bank or any applicable Regulatory Agency are set forth on FP Bank’s watch list, which is set forth in Schedule 3.19. Notwithstanding anything to the contrary contained in this Section, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of FP Bank.

Section 3.20. Employee Relationships. Each of FPHI and FP Bank has complied in all material respects with all applicable laws relating to its relationships with its employees, and FPHI believes that the relationship between FP Bank and its employees is good. To the Best Knowledge of FPHI, no key executive officer or manager of any of the operations of FP Bank or any group of employees of FP Bank has or have any present plans to terminate their respective employment with FP Bank. Schedule 3.20 contains a list of all employees of FP Bank and their respective annual compensation.

Section 3.21. Condition of Assets. All tangible assets used by FPHI and FP Bank are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of FP Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22. Environmental Compliance. Except as set forth in Schedule 3.22:

A. FPHI and FP Bank and all of their Properties and operations are in compliance with all applicable Environmental Laws. Neither FPHI nor FP Bank has received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of FPHI and FP Bank with all applicable Environmental Laws.

B. FPHI and FP Bank have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C. No Hazardous Materials exist on, about or within any of the Properties, nor, to the Best Knowledge of FPHI, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that FPHI and FP Bank make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.

D. There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of FPHI, threatened, against FPHI or FP Bank relating in any way to any Environmental Law. FP Bank has no liability for remedial action under any Environmental Law. FPHI and FP Bank have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has FPHI or FP Bank received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing FPHI or FP Bank that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made). To the Best Knowledge of FPHI, there is no reasonable basis for any proceeding, claim, action or governmental investigation with respect to compliance and Environmental Laws that would impose any liability or obligation that would reasonably be expected to result in a Material Adverse Change.

Section 3.23. Regulatory Compliance.

A. Neither FPHI nor FP Bank is now nor has been, since January 1, 2012, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of FPHI, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to FPHI or FP Bank, nor has FPHI or FP Bank been advised since January 1, 2012, by any regulatory agency or other Governmental Authority that it is considering issued, initiating, order or requesting any Regulatory Agreement.

B. All reports, records, registrations, statements, notices and other documents or information required to be filed by FPHI and FP Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of FPHI, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 3.24. Absence of Certain Business Practices. Neither FPHI nor FP Bank nor, to the Best Knowledge of FPHI, any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, since June 30, 2013, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of FPHI or FP Bank (or assist FPHI or FP Bank in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject FPHI or FP Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change or may reasonably be expected to subject FPHI or FP Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 3.25. Books and Records. The minute books, stock certificate books and stock transfer ledgers of FPHI and FP Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of FPHI and FP Bank that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.26. Forms of Instruments, Etc. FPHI has made and will make available to IBKC copies of all of FP Bank’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.27. Fiduciary Responsibilities. Each of FPHI and FP Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.

Section 3.28. Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, FPHI or FP Bank have not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.29. Employee Benefit Plans.

A. Set forth on Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is currently maintained or contributed to by FPHI or FP Bank, or with respect to which FPHI or FP Bank has any liability, and (b) provides benefits to any officer, employee, service provider, former officer or former employee of FPHI or FP Bank, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. FPHI has delivered or made available to IBKC true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBKC. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBKC, IBERIABANK, FPHI or FP Bank to any taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Code § 401(a) has a current favorable determination or opinion letter, and does not have any amendments for which the remedial amendment period under Code § 401(b) has expired. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of FPHI, none are threatened. No written or, to the Best Knowledge of FPHI, oral representations have been made by FPHI or FP Bank to any employee or former employee of FPHI or FP Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code § 4980B or applicable state law). Compliance with FAS 106 will not create any material change to the FPHI Financial Statements, the FPHI Interim Financial Statements, or the FP Bank Call Reports. Except to the extent that the payment would constitute an “excess parachute payment” under Code § 280G, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code § § 4999 or 280G, nor will IBKC or IBERIABANK be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any person against FPHI, FP Bank, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C. With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which FPHI or FP Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(i) All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject FPHI or FP Bank to liability;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

D. All Employee Plan documents, annual reports or returns, audited or audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

Section 3.30. No Excess Parachute Payments. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of FPHI, FP Bank or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in Code § 280G(b)(1)) as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from FPHI, FP Bank, or IBKC if the excise tax of Code § 4999(a) is imposed on such person.

Section 3.31. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. FP Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. FP Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, FP Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. FP Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.32. Data Processing Agreements. FP Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBKC. Other than the DP Contracts, FPHI has no agreement with any other person or entity for data processing, ATM or other technology services. FP Bank has taken commercially reasonable steps to safeguard the confidentiality of information that is accessible through its computer systems and networks.

Section 3.33. Dissenting Shareholders. To the Best Knowledge of FPHI, there is no plan or intention on the part of any shareholders of FPHI to exercise their appraisal rights in the manner provided by applicable law.

Section 3.34. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. FP Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since June 30, 2011, FPHI has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of FP Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.35. Loan Portfolio.

A. Except as forth in Schedule 3.35A, each outstanding loan of FPHI and FP Bank (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FPHI and FP Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

B. Except as set forth in Schedule 3.35B, none of the agreements pursuant to which FPHI and FP Bank has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

C. There are no outstanding loans made by FPHI and FP Bank to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the FRB) of FPHI or FP Bank, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

D. Neither FPHI nor FP Bank is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or regulatory agency relating to the origination, sale or servicing of mortgage or consumer loans.

E. All Loans of FP Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such Loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such Loan was made by FP Bank in the ordinary course of its lending business.

Section 3.36. Zoning and Related Laws. All real property owned or operated by FP Bank and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change.

Section 3.37. Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.38. Fairness Opinion. Before the execution of this Agreement, FPHI has received a written opinion from Macquarie Capital to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of FPHI pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

Section 3.39. Representations Not Misleading. No representation or warranty by FPHI and FP Bank contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of FPHI, all written statements, exhibits, schedules, and other documents furnished to IBKC by FPHI or FP Bank as part of the due diligence for this Agreement are accurate in all material respects.

Section 3.40 Supplemental Schedules. FPHI shall provide to IBKC not less than three business days prior to the Closing Date confidential supplemental disclosure schedules reflecting any material changes to the representation and warranties set forth herein between the date of this Agreement and the Closing Date (the “Supplemental Schedules”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBKC

IBKC hereby makes the following representations and warranties to FPHI. IBKC agrees to provide to FPHI at the Closing supplemental disclosure schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date.

Section 4.01. Organization. IBKC is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. IBKC is a corporation duly organized, validly existing and in good standing under the laws, rules and regulations of the State of Louisiana. IBKC has all requisite corporate power and authority to own IBERIABANK as now owned and to enter into and carry out its obligations under this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of IBKC, as amended to date, have been made available to FPHI. IBKC is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of IBERIABANK, free and clear of all liens, security interests, and encumbrances of any kind or character.

Section 4.02. Execution and Delivery. IBKC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and (if the required regulatory approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the IBKC Board. Except for the written consent of IBKC, no other corporate proceedings on the part of IBKC are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby and thereby have been, or at Closing will be, duly and validly executed and delivered to FPHI, and each constitutes or at Closing will constitute a valid and binding obligation of IBKC, enforceable against IBKC in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03. IBKC Capitalization. The authorized capital stock of IBKC consists of 50,000,000 common shares, $1.00 par value per share, of which 29,815,560 shares were outstanding as of January 31, 2014, and 5,000,000 preferred shares, $1.00 par value per share, of which no shares were issued or outstanding as of the date of this Agreement. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBKC to purchase or otherwise acquire any security of or equity interest in IBKC, obligating IBKC to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital of any class except as set forth in Schedule 4.03. There are no outstanding contractual obligations of IBKC to vote or dispose of any IBKC Shares. There are no shareholder agreements, voting trusts or similar agreements relating to the IBKC Shares. All of the issued and outstanding IBKC Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. All of the IBKC Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the IBKC Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 4.04. IBERIABANK.

A. IBERIABANK is a Louisiana banking corporation, duly organized, validly existing and in good standing under the laws of the state of Louisiana and the United States. IBERIABANK has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Incorporation and Bylaws of

IBERIABANK, as amended to date, have been delivered to FPHI. IBERIABANK is an insured bank as defined in the FDIA. IBERIABANK is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (federal, state and local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which failure to be so qualified would reasonably be expected to result in a Material Adverse Change. Except as set forth in Schedule 4.04(A), IBERIABANK has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by IBERIABANK has not been conducted through any other direct or indirect Subsidiary or Affiliate of IBERIABANK.

B. The authorized capital stock of IBERIABANK consists of 1,000,000 shares of common stock, $1.00 par value per share, of which 301 shares are issued and outstanding as of the date of this Agreement. IBKC is in possession of all certificates evidencing all of the shares of capital stock of IBERIABANK. All of the outstanding shares of capital stock or other securities evidencing ownership of IBERIABANK are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of IBERIABANK, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating IBERIABANK to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of IBERIABANK. There are no outstanding contractual obligations of IBERIABANK to vote or dispose of any shares of capital stock of IBERIABANK. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of IBERIABANK.

Section 4.05. Compliance with Laws, Permits and Instruments. IBKC and IBERIABANK, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. IBKC and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them except where the failure, whether individually or in the aggregate to be so in compliance is not reasonably expected to cause a Material Adverse Change.

Section 4.06. Consents and Approvals. Except for regulatory and other approvals as disclosed in Schedule 4.06, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBKC in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBKC of the transactions contemplated hereby or thereby.

Section 4.07. Regulatory Approval. IBKC is “well capitalized” as defined by federal regulations as of the date hereof. IBERIABANK has a Community Reinvestment Act rating of “satisfactory”. Neither IBKC nor IBERIABANK is subject to any Regulatory Agreement, nor is IBKC aware of any circumstance or event that would reasonably result in a Regulatory Agreement with respect to IBKC or IBERIABANK. IBKC reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger. All reports, records, registrations, statements, notices and other documents or information required to be filed by IBKC and IBERIABANK with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of IBKC, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 4.08. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBKC or IBERIABANK with any of the terms or provisions hereof or thereof (if the required regulatory and FPHI shareholder approval is obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of IBKC or IBERIABANK; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBKC or IBERIABANK or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBKC, or IBERIABANK under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBKC or IBERIABANK is a party, or by which IBKC or IBERIABANK or any of their respective properties, assets or business activities, may be bound or subject.

Section 4.09. Litigation. Except as disclosed in Schedule 4.09, neither IBKC nor IBERIABANK are parties to any, and there are no pending or, to the Best Knowledge of IBKC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBKC or IBERIABANK which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBKC, is there any basis for any proceeding, claim or any action against IBKC or IBERIABANK that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBKC or IBERIABANK or the assets or properties of IBKC or IBERIABANK that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.10. SEC Filings; Financial Statements.

A. IBKC has timely filed and made available to FPHI all documents required to be filed by IBKC since January 1, 2012 (the “IBKC SEC Reports”). The IBKC SEC Reports, including any IBKC SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBKC SEC Reports or necessary in order to make the statements in such IBKC SEC Reports, in light of the circumstances under which they were made, not misleading.

B. Each of the IBKC financial statements (including, in each case, any related notes) contained in the IBKC SEC Reports, including any IBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of IBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

C. IBKC has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBKC should modify its accounting in future periods.

D. There are no outstanding Loans made by IBKC or any of its Subsidiaries to any executive officer or director of IBKC, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.11. Taxes and Tax Returns.

A. IBKC and its Subsidiaries have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, IBKC and its Subsidiaries have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon IBKC or any of its Subsidiaries, nor has IBKC or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by IBKC and its Subsidiaries from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Since December 31, 2009, the federal income tax returns of IBKC and its Subsidiaries have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBKC, threatened.

E. Neither IBKC nor any of its Subsidiaries has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement with any other person or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by IBKC or any of its Subsidiaries to any other person after the date of this Agreement.

Section 4.12. Representations Not Misleading. No representation or warranty by IBKC contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF FPHI

FPHI covenants and agrees with IBKC as follows:

Section 5.01. Commercially Reasonable Efforts. FPHI will use its commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02. Information for Regulatory Applications and Registration Statement. FPHI shall use its commercially reasonable efforts to promptly furnish IBKC with all information concerning FPHI that is required for inclusion in any application, statement or document to be made or filed by IBKC with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. FPHI shall have the right to review in advance, and to the extent practicable consult with IBKC, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or state regulatory or Governmental Authority supervisory authority in connection with the transactions contemplated by this Agreement, but IBKC shall not be required to provide FPHI with confidential portions of any filing with a federal or state regulatory or Governmental Authority. In exercising the foregoing right, FPHI agrees to act reasonably and as promptly as practicable.

A. FPHI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the FPHI Meeting, and (iii) any other filings made under applicable federal or state banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. FPHI further agrees that if it shall become aware of any information furnished by FPHI that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBKC thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03. Affirmative Covenants. Except as otherwise permitted by IBKC ( IBKC shall be deemed to have permitted an action if it has not responded to a written request from FPHI within four (4) business days of such written request) or as required by this Agreement, from the date hereof until the Effective Time, FPHI shall and shall cause FP Bank to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

F. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

G. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change;

H. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

I. Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

K. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by FPHI or FP Bank on or before the Closing Date;

L. Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;

M. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

N. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

O. Provide IBKC with schedules of the rates paid by FP Bank on its deposit accounts from the date of this Agreement until the Effective Time (“stated rates”), and shall notify IBKC of any determination to pay any FP Bank client 25 or more basis points above a stated rate, (ii) shall confer with IBKC not less than once every two weeks to review the conduct of FP Bank’s loan approval and investments processes, (iii) shall notify IBKC promptly of any change in FP Bank’s loan portfolio that may result in a Material Adverse Change in FPHI or FP Bank, and (iv) shall provide IBKC with a weekly report of its lending activities during such periods.

Section 5.04. Negative Covenants. From the date of this Agreement through the Closing, without the prior written consent of IBKC (IBKC shall be deemed to have consented to an action if it has not responded to a written request from FPHI within four (4) business days of the date of such written request), FPHI shall not and FPHI shall cause FP Bank to not:

A. Introduce any new material method of management or operation;

B. Intentionally take any action that would reasonably be expected to result in a Material Adverse Change;

C. Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude FPHI from making such representations and warranties (as modified by the supplemental Schedules) at the time of the Closing;

D. Declare, set aside or pay any dividend or other distribution with respect to its capital except that FP Bank may pay dividends to FPHI;

E. Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of FPHI or FP Bank to make payments in excess of $25,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Sections 5.04(Y) and 5.04(Z);

F. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

G. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H. Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

J. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement, except as set forth in Schedule 5.04(J);

K. Amend or otherwise change its articles of association, charter, or bylaws;

L. Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; but any such transaction involving amounts in excess of $50,000 shall be deemed to not be in the ordinary course of business;

M. Enter into any material transaction other than in the ordinary course of business;

N. Except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Except as set forth in Schedule 5.04(P) and for salary increases in the ordinary course of business and consistent with past practices of FPHI or FP Bank, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q. Engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;

R. Acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

S. Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U. Make any capital expenditures, capital additions or betterments in excess of an aggregate of $50,000;

V. Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W. Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP;

X. Pay a rate on deposits at FP Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y. Renew, extend the maturity of, or alter the material terms of any loan except in compliance with FP Bank’s existing policies and procedures and consistent with past practices and prudent banking principles;

Z. Renew, extend the maturity of, or alter any of the material terms of any classified Loan or extension of credit;

AA. Sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less;

BB. Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital securities;

CC. settle any material claim, suit, action or proceeding, except any settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business;

DD. take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

EE. enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Regulatory Agency;

FF. (i) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing Loans, or (B) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency; or (ii) acquire or sell any servicing rights, except the acquisition of mortgage servicing rights in the ordinary course of business consistent with past practices;

GG. make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

HH. other than within FP Bank’s existing credit policies and current loan approval process, (i) modify and renew any loan, (ii) originate any new loan with an internal risk rating of less than 4, except as mutually agreed upon by the parties; and (iii) participate out any loan, except as mutually agreed upon by the parties.

II. agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.04.

Section 5.05. Access; Pre Closing Investigation. FPHI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBKC full access during regular business hours to all of the books, contracts, commitments, personnel and records of FPHI and FP Bank, and furnish to IBKC during such period all such information concerning FPHI and FP Bank and their affairs as IBKC may reasonably request, so that IBKC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of FPHI and FP Bank, including access sufficient to verify the value of the assets and the liabilities of FPHI and FP Bank and the satisfaction of the conditions precedent to IBKC’s obligations described in ARTICLE VIII. FPHI agrees at any time, and from time to time, to furnish to IBKC as soon as practicable, any additional information that IBKC may reasonably request. No investigation by IBKC or its representatives shall affect the representations and warranties set forth herein.

Section 5.06. Invitations to and Attendance at Directors’ and Committee Meetings. FPHI shall, and shall cause FP Bank to, give notice to one designee of IBKC of, and shall invite such designee to attend, all regular and special meetings of the FPHI Board and the FP Bank Board and all regular and special meetings of any senior management committee (including the executive committee and the loan and discount committee of FP Bank) of FPHI and FP Bank; but such designee shall excuse himself from such meetings while this Agreement or the transactions contemplated hereby are being discussed. If the Merger is finally disapproved by any appropriate Regulatory Agency or if this Agreement is terminated pursuant to its terms, IBKC’s designee will no longer be entitled to notice of and permission to attend such meetings.

Section 5.07. Untrue Representations. FPHI shall promptly notify IBKC in writing if FPHI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to IBKC or any representation or warranty made in or pursuant to this Agreement or that results in FPHI’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.08. Litigation and Claims. FPHI shall promptly notify IBKC in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against FPHI or FP Bank or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. FPHI shall promptly notify IBKC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of FPHI, threatened against FPHI or FP Bank that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by FPHI or FP Bank pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.09. Adverse Changes. FPHI shall promptly notify IBKC in writing if any change shall have occurred or, to the Best Knowledge of FPHI, been threatened (or any development shall have occurred or, to the Best Knowledge of FPHI, been threatened involving a prospective change) in the business, financial condition or operations of FPHI and/or FP Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change.

Section 5.10. No Negotiation with Others.

A. FPHI agrees that it shall not, and that it shall cause FP Bank and the respective employees, directors, officers, financial advisors and agents of FPHI and FP Bank (collectively, “FPHI Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.10) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of FPHI or FP Bank in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by FP Bank of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, FPHI will communicate to IBKC the terms of any proposal or request for information and the identity of the parties involved

B. Notwithstanding anything to the contrary contained in this Section 5.10, if at any time after the date hereof and before obtaining Shareholder Approval, FPHI and the FPHI Representatives, having each theretofore complied with the terms of Section 5.10(A), receives a bona fide, unsolicited written Acquisition Proposal, FPHI and the FPHI Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBKC or is made available to IBKC before or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the FPHI Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the FPHI Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the FPHI shareholders; but before furnishing any material nonpublic information, FPHI shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement entered into with IBKC on July 18, 2013, which confidentiality agreement shall not prohibit FPHI from complying with the terms of this Section 5.10. FPHI will promptly, and in any event on the next business day following receipt, (x) notify IBKC in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to FPHI or for access to the properties, books or records of FPHI by any person that has made, or to the Best Knowledge of FPHI may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBKC, including as they may change upon any modification or amendment to the terms thereof. FPHI will keep IBKC reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

C. Nothing contained in this Section 5.10 shall prevent FPHI or the FPHI Board from (i) taking the actions provided in Sections 1.10(C) or 5.10(B), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any person who submits an unsolicited bona fide Acquisition Proposal of FPHI’s obligations pursuant to Section 5.10(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.

Section 5.11. Consents and Approvals. FPHI shall use commercially reasonable efforts to obtain all consents and approvals from third parties, including the third party consents listed on Schedule 3.09, required of FPHI or FP Bank in connection with the consummation of the transactions contemplated by this Agreement. FPHI will cooperate in all commercially reasonable respects with IBKC to obtain all such approvals and consents required of IBKC.

Section 5.12. Employee Plans and FPHI Awards. Before the Closing Date, FPHI shall and shall cause FP Bank to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). FPHI shall use its commercially reasonable best efforts to cause each holder of an FPHI Award to execute and deliver an FPHI Award Cancellation Agreement prior to the Closing Date.

Section 5.13. Disclosure Schedules. At least three business days before the Closing, FPHI agrees to provide IBKC with supplemental Schedules to be delivered by FPHI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 5.14. Other Agreements. FPHI shall, and shall cause FP Bank to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and the Bank Merger, and to take all actions necessary or required to consummate the transactions contemplated thereby.

Section 5.15. Shareholder Lists. After the date of this Agreement, FPHI shall from time to time make available to IBKC, upon its request, a list of the FPHI shareholders and their addresses, a list showing all transfers of the FPHI Shares and such other information as IBKC may reasonably request regarding both the ownership and prior transfers of the FPHI Shares.

Section 5.16. Conforming Accounting Adjustments. FPHI shall, if requested in writing by IBKC, consistent with GAAP, immediately before Closing, make such accounting entries as FPHI may reasonably request in order to conform the accounting records of FPHI to the accounting policies and practices of IBKC. No such adjustment by FPHI or FP Bank shall of itself constitute or be deemed to be a breach, violation or failure by FPHI or FP Bank to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement by IBKC or be an acknowledgment by FPHI of any adverse circumstances for purposes of determining whether the conditions to IBKC’s obligations under this Agreement have been satisfied.

Section 5.17. Employment Agreement. FPHI shall use its commercially reasonable efforts to cause Daryl S. Kirkham to execute and deliver to IBERIABANK an employment agreement, effective as of the Effective Time, providing for his continued employment with IBERIABANK after the Merger.

ARTICLE VI

COVENANTS OF IBKC

IBKC hereby makes the covenants set forth in this ARTICLE VI to FPHI.

Section 6.01. Commercially Reasonable Efforts. IBKC agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02. Untrue Representations. IBKC shall promptly notify FPHI in writing if IBKC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to FPHI or any representation or warranty made in or pursuant to this Agreement or that results in IBKC’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBKC shall and shall cause IBERIABANK to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices; and

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

Section 6.04. Registration Statement. IBKC agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, and (ii) the FPHI Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the FPHI Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. IBKC further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform FPHI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBKC agrees to advise FPHI, promptly after IBKC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBKC Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBKC is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBKC agrees to promptly provide to FPHI copies of all correspondence between IBKC or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.05. NASDAQ Listing. IBKC shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, before the Effective Date, on the NASDAQ Global Select Market the IBKC Shares to be issued to the FPHI shareholders as part of the Merger Consideration in connection with the Merger.

Section 6.06. Litigation and Claims. IBKC shall promptly notify FPHI in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBKC or IBERIABANK or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBKC shall promptly notify FPHI in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of IBKC, threatened against IBKC or IBERIABANK that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBKC with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07. Regulatory and Other Approvals. With the cooperation of FPHI, IBKC shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by IBKC and FP Bank in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority) and the Louisiana Office of Financial Institutions. Such applications shall be filed on or before April 1, 2014. IBKC shall use commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBKC shall keep FPHI reasonably informed as to the status of such applications and filings, and IBKC shall promptly furnish FPHI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08. Other Agreements. IBKC shall, and shall cause IBERIABANK to, take such actions and to execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and the Bank Merger and to take any and all actions necessary or required to consummate the transactions contemplated thereby.

Section 6.09. Employee and Related Matters.

A. The employees of FPHI and FP Bank who remain employed by IBKC or IBERIABANK after the Effective Time (“Continuing Employees”) shall be given credit under each benefit plan of IBKC or its Subsidiaries after the Closing for their service with FPHI or FP

Bank prior to the Effective Time for all purposes, including severance, vacation and sick leave, eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements in accordance with the IBKC benefit plan, seniority, or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA); provided, however, that accrued vacation taken subsequent to the Effective Time may be subject to such limitations as IBKC or its Subsidiaries may reasonably require.

B. Any employee of FPHI or FP Bank who becomes an employee of IBKC or its Subsidiaries after the Effective Time but later does not remain employed by IBKC or its Subsidiaries after the Effective Time and who does not receive a severance payment from FPHI or FP Bank in connection with the Merger shall receive a severance payment from IBKC or its Subsidiaries as if he or she were an employee of IBKC or its Subsidiaries for the entire time he or she were an employee of FPHI or FP Bank. No former employee of FPHI or FP Bank shall receive a change of control or severance payment from IBKC or its Subsidiaries if he or she received a change of control or severance payment from FPHI or FP Bank in connection with the Merger, unless provided otherwise pursuant to an agreement entered into between IBKC or any of its Subsidiaries and such employee. Prior to the Effective Time, FPHI or FP Bank shall use their reasonable best efforts to take all steps, and obtain all consents of and acknowledgment of payments by such FPHI or FP Bank employees, as may be necessary to effectuate this Section 6.09(B).

C. In the event of any termination of any FPHI benefit plan providing for medical or health insurance coverage, IBKC or its Subsidiaries shall make available to Continuing Employees and their dependents, employer-provided health care coverage under IBKC’s benefit plans. Unless a Continuing Employee affirmatively terminates coverage under a FPHI benefit plan prior to the time that such Continuing Employee becomes eligible to participate in the IBKC benefit plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FPHI benefit plan prior to the time such Continuing Employees and their dependents become eligible to participate in the IBKC benefits plans, which provide for health plans, programs and benefits common to all employees and their dependents. In the event IBKC terminates any FPHI or FP Bank benefit plan related to medical or health insurance or consolidates any FPHI benefit plan with any IBKC benefit plan, individuals covered by the FPHI benefit plan shall be entitled to immediate coverage under the IBKC benefit plan in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights.

D. In the event that IBKC determines that at or subsequent to the Effective Time, it will terminate or consolidate any FPHI benefit plan, upon the request of IBKC, FPHI and FP Bank will use their reasonable best efforts to cause, prior to the Effective Time, their employees to submit promptly all bills and receipts representing claims for reimbursement of medical expenses incurred prior to the effective date of such termination or consolidation.

E. Prior to the Effective Time, the FPHI Board of Directors shall adopt a resolution providing that the FPHI or FP Bank Employee 401(k) Profit Sharing Plan (the “401(k) Plan”) shall terminate as of the Effective Time. Prior to the Effective Time, FPHI or FP Bank, and

following the Effective Time, IBKC, shall use their respective reasonable best efforts in good faith to obtain a favorable determination letter from the Internal Revenue Service, provided IBKC wishes to pursue a favorable determination letter for the 401(k) Plan (including, but not limited to, making such changes to the 401(k) Plan and the proposed allocations as may be requested by the Internal Revenue Service as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, FPHI, and following the Effective Time, IBKC, will adopt such amendments to the 401(k) Plan as may be reasonably required by the Internal Revenue Service as a condition to granting such favorable determination letter on termination. Following the effective date of the 401(k) Plan’s termination, neither FPHI or FP Bank, prior to the Effective Time, nor IBKC or any of its Subsidiaries, following the Effective Time, shall make any distribution from the 401(k) Plan except as may be required by applicable law, or in accordance with the 401(k) Plan’s terms in the ordinary course (e.g., due to retirements or terminations of employees), until receipt of such favorable determination letter. Any distributions may, at the recipient’s option, be rolled into a defined contribution plan of an IBKC Subsidiary (or IBKC, as the case may be), subject to IBKC’s discretion: (i) to reject any such rollover if it may reasonably jeopardize the qualified status of such equivalent IBKC benefit plan; and (ii) to reject non-cash rollovers or rollovers of plan loans. In the case of a conflict between the terms of this Section 6.09(E) and the terms of the 401(k) Plan, the terms of the 401(k) Plan shall control; provided, however, in the event of any such conflict, FPHI or FP Bank, before the Effective Time, and IBKC or its Subsidiaries, after the Effective Time, shall use their reasonable best efforts to cause the 401(k) Plan to be amended to conform to the requirements of this Section 6.09(e). Additionally, the Plan trustees shall resign and IBKC or its Subsidiaries shall appoint new trustees of the 401(k) Plan as of the Effective Time.

F. As of the Effective Time, IBERIABANK will enter into an Employment Agreement with Daryl S. Kirkham, effective as of the Effective Time, substantially in the form of Exhibit I.

G. Neither the execution of this Agreement, FPHI stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in payments under any FPHI or FP Bank benefit plan or similar arrangement which would not reasonably be expected to be deductible under Section 162(m) of the Code, (ii) give rise to any additional taxation under Section 409A of the Code, or (iii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 6.10. Adverse Changes. IBKC shall promptly notify FPHI in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBKC and/or IBERIABANK that has or may reasonably be expected to have to result in a Material Adverse Change with respect to IBKC or IBERIABANK or lead to a failure to obtain necessary regulatory approval of this transaction.

Section 6.11. Disclosure Schedules. At least three business days before the Closing, IBKC agrees to provide FPHI with supplemental disclosure schedules to be delivered by IBKC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 6.12. Issuance of IBKC Common Shares. The IBKC Shares to be issued by IBKC to the shareholders of FPHI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBKC Shares to be issued to the shareholders of FPHI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBKC or any other person, firm or entity. The IBKC Shares to be issued to the shareholders of FPHI pursuant to this Agreement pursuant to the Registration Statement which has become effective, except for IBKC Shares issued to any shareholder of FPHI who may be deemed to be an “affiliate” (under the Exchange Act) of IBKC after completion of the Merger will be freely tradable by each FPHI shareholder who is not a dealer for purposes of the Securities Act.

Section 6.13. Section 368(a) Reorganization. IBKC shall not take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.14. Access to Properties and Records. To the extent permitted by applicable law, IBKC shall and shall cause each of its Subsidiaries, upon reasonable notice from FPHI to IBKC to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of FPHI reasonable access to the properties, books and records of IBKC and its Subsidiaries during normal business hours in order that FPHI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBKC and its Subsidiaries, and (b) furnish FPHI with such additional financial and operating data and other information as to the business and properties of IBKC as FPHI may, from time to time, reasonably request.

Section 6.15. Director and Officer Indemnification.

A. For a period of three years after the Effective Time, IBKC shall indemnify, defend and hold harmless each person entitled to indemnification from FPHI and FP Bank (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the same extent and subject to the conditions set forth in the Articles of Incorporation or Association, as applicable, of FPHI and FP Bank, and in the Bylaws of FPHI and FP Bank, as in effect on the date hereof.

B. Rights to indemnification in respect of any claim, suit, proceeding, investigation, or other action (“Claim”) asserted or made within such period shall continue until the final disposition of such Claim; provided further, however, that nothing contained in this Section 6.15 shall be deemed to preclude the liquidation, consolidation or merger of FPHI or FP Bank, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against IBKC. Nothing contained in this Section 6.15 shall be deemed to preclude any rights to indemnification or limitations on liability provided in FPHI’s or any FP Bank’s articles of incorporation with respect to matters occurring subsequent to the Effective Date.

C. Any indemnified party wishing to claim indemnification under Section 6.15, upon learning of any claim, shall notify IBKC thereof in writing as promptly as is practicable; provided, however, that failure to so notify IBKC shall not relieve IBKC from any liability that would otherwise arise under this Section 6.15 except to the extent such failure materially prejudices IBKC. IBKC shall have the right to assume the defense thereof (with counsel reasonably satisfactory to such indemnified party) and shall not be liable for any expenses subsequently incurred by such indemnified party in connection with the defense thereof, except that if IBKC does not assume or continue to pursue such defense, or counsel for the indemnified party advises in writing that issues raise conflicts of interest between IBKC and the indemnified party, then the indemnified party may retain counsel satisfactory to such indemnified party (and reasonably satisfactory to IBKC) at IBKC’s expense; provided, however, that (i) IBKC shall not be obligated to pay for more than one counsel for all indemnified parties in any jurisdiction except as may be required due to conflicts of interest; (ii) the indemnified parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim; and (iii) IBKC shall not be liable for any settlement effected without the prior written consent of IBKC, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such indemnified party. If IBKC assumes the defense of any claim, IBKC shall not settle the claim without the prior written consent of the indemnified party, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such indemnified party.

D. FPHI will, for total premiums not to exceed 175% of the current annual premium in effect for FPHI’s current management liability insurance (the “Maximum Amount”), purchase a continuation of their current management liability insurance for a coverage period of six (6) years after the Merger, provided that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, IBKC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium not to exceed the Maximum Amount.

E. If IBKC or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC set forth in this Agreement. The obligations of IBKC under this Section 6.15 are intended to be for the benefit of, and enforceable against IBKC directly by, the indemnified parties and their heirs and representatives and shall be binding on all respective successors and permitted assigns of IBKC. IBKC shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any indemnified party in successfully enforcing the indemnity and other obligations provided for in this Section 6.15 to the fullest extent permitted under applicable law. The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under applicable law. The provisions of this Section 6.15 shall survive the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FPHI

The obligations of FPHI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by FPHI:

Section 7.01. Representations and Warranties. All representations and warranties made by IBKC in this Agreement or in any document or schedule delivered to FPHI in connection with this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

Section 7.02. Performance of Obligations. IBKC shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBKC at or before the Closing.

Section 7.03. Government and Other Approvals. IBKC shall have received approval by such Governmental Authorities as may be required by applicable law of the transactions contemplated by this Agreement and all applicable waiting periods prescribed by applicable law or regulation shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

Section 7.04. No Regulatory Proceedings. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject FPHI or FP Bank, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05. Delivery of Closing Documents. FPHI shall have received all documents required to be delivered by IBKC and IBERIABANK on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to FPHI.

Section 7.06. Shareholder Approval. The shareholders of FPHI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 7.07. Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBKC Share to be issued in the Merger shall have been received.

Section 7.08. Listing of IBKC Shares. The IBKC Shares to be delivered to the shareholders of FPHI pursuant to this Agreement shall have been authorized for listing on the NASDAQ Global Select Market.

Section 7.09. No Material Adverse Change. There shall have been no Material Adverse Change in IBKC since June 30, 2013.

Section 7.10. Delivery of Merger Consideration. IBKC shall have delivered, or caused to be delivered, to the Exchange Agent, the IBKC Shares issuable to the holders of FPHI Share as part of the Merger Consideration and FPHI shall have received evidence of the same from IBKC.

Section 7.11. Tax Opinion. FPHI shall have received an opinion (reasonably acceptable in form and substance to FPHI) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (ii) each of IBKC and FPHI will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.14(C).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBKC

The obligations of IBKC under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBKC.

Section 8.01. Representations and Warranties. All representations and warranties made by FPHI in this Agreement or in any schedule delivered to IBKC pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date) or changes or updates contemplated by this Agreement.

Section 8.02. Performance of Obligations. FPHI shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by FPHI before or at the Closing.

Section 8.03. Delivery of Closing Documents. IBKC shall have received all documents required to be delivered by FPHI on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBKC.

Section 8.04. Government and Other Approvals. IBKC shall have received approvals and consents, on terms and conditions reasonably acceptable to IBKC, as may be required (A) by applicable law from all applicable Governmental Authorities and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. None of such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

Section 8.05. Absence of Regulatory Proceedings. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of FPHI, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBKC or any of its Subsidiaries, or any officer, director, shareholder or employee of IBKC or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06. No Material Adverse Change. There shall have been no Material Adverse Change in FPHI or FP Bank since June 30, 2013.

Section 8.07. Shareholder Approval. The shareholders of FPHI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote. The holders of no more than 5% of the FPHI Shares shall have exercised their statutory dissenters’ rights under the TBOC.

Section 8.08. Termination of Employee Benefit Plans and FPHI Awards. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. All of the holders of the FPHI Awards shall have executed and delivered an FPHI Award Cancellation Agreement.

Section 8.09. Registration Statement. The Registration Statement covering the IBKC Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBKC Share to be issued in the Merger shall have been received.

Section 8.10. Listing. The IBKC Shares to be issued to the FPHI shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the Nasdaq Global Select Market.

Section 8.11. Support Agreements. FPHI shall have delivered to IBKC agreements, substantially in the form of Exhibit II, which provide, among other things, that each director, executive officer and controlling stockholder of FPHI shall (i) not transfer or encumber any FPHI Shares prior to the Merger and (ii) vote all shares of FPHI Shares over which such director, officer or controlling stockholder has voting authority (other than in a fiduciary capacity) in favor of this Agreement and the Merger.

Section 8.12. Tax Opinion. IBKC shall have received an opinion (reasonably acceptable in form and substance to IBKC) from Jones Walker LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBKC and FPHI will be a party to such reorganization within the meaning of § 368(b) of the Code, (iii) the Bank Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (iv) each of IBERIABANK and FP Bank will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.14(C).

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), as follows:

A. By the mutual written consent of FPHI and IBKC, duly authorized by the FPHI Board and the IBKC Board, respectively.

B. By either FPHI or IBKC (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, as applicable, shall not have been satisfied on or before two hundred seventy (270) days from the date of this Agreement; but if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either FPHI or IBKC can unilaterally extend such deadline by up to 30 days by providing written notice thereof to the other.

C. By either IBKC or FPHI if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By IBKC if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

E. By IBKC if there shall have been any Material Adverse Change in FPHI or FP Bank; or by FPHI, if there shall have been any Material Adverse Change in IBKC.

F. By IBKC, if FPHI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of forty-five (45) calendar days after written notice from IBKC.

G. By FPHI, if IBKC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of forty-five (45) calendar days after written notice from FPHI.

H. By either IBKC or FPHI, if the shareholders of FPHI shall not have approved this Agreement and the Merger by the requisite vote.

I. By FPHI at any time before the FPHI Meeting in order to enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by FPHI and the FPHI Board in accordance with all of the requirements of Section 5.10 hereof.

J. By IBKC, if (i) the FPHI Board shall have recommended to the shareholders of FPHI that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding FPHI Shares, (ii) the FPHI Board shall have effected a Change in Recommendation or recommended to the FPHI shareholders acceptance or approval of any alternative Acquisition Proposal, (iii) FPHI shall have notified IBKC in writing that FPHI is prepared to accept a Superior Proposal, or (iv) shall have resolved to do the foregoing.

Section 9.02. Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Sections 9.03, 11.02, 11.03, 11.08 and 11.09 shall survive any such termination of the Agreement and (B) notwithstanding anything to the contrary, neither IBKC nor FPHI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04. Termination Fee.

A. In the event this Agreement is terminated by FPHI or IBKC due to the intentional nonperformance of the other party’s duties and obligations required hereunder, which results in a breach of a representation, warranty, covenant or other agreement by such party and the subsequent failure to satisfy a condition precedent specified in ARTICLES VII and VIII, as applicable, then at such time IBKC or FPHI, as appropriate, shall pay a termination fee to the other party, in immediately available funds, in the amount of $2,000,000 (the “Termination Fee”), not later than five (5) business days following such termination of this Agreement. In order for the Termination Fee to be due, the terminating party must not be in material breach of any representation, warranty, covenant or obligation under this Agreement.

B. If IBKC is not in material breach of any representation, warranty, covenant or obligation under this Agreement, FPHI shall pay to IBKC the sum of $3,000,000 (the “FPHI Termination Fee”) if this Agreement is terminated:

(i) by FPHI under the provisions of Section 9.01(I);

(ii) by either IBKC or FPHI under the provisions of Section 9.01(H) and at the time of any failure by FPHI shareholders to approve this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to FPHI that has not been withdrawn or rejected by the FPHI Board before the FPHI Meeting;

(iii) by IBKC under the provisions of Section 9.01(J); or

(iv) for any reason (other than by either IBKC or FPHI pursuant to Section 9.01(B) or 9.01(C), by FPHI pursuant to Section 9.01(C), 9.01(E) or 9.01(G), or by IBKC pursuant to Section 9.01(D)), and within 12 months following such termination, and without IBKC’s prior written consent, FPHI accepts an Acquisition Proposal.

For avoidance of doubt, if FPHI is obligated to pay both the Termination Fee and the FPHI Termination Fee, FPHI shall not pay to IBKC an amount in excess of $3,000,000. FPHI’s obligation to pay the FPHI Termination Fee pursuant to this Section 9.04(B) shall survive the termination of this Agreement.

C. Any payment required by Section 9.04(A) or 9.04(B) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01. Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02. Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03. Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such

Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. Each Recipient hereby agrees that it will not use the Subject Information to solicit customers from the Disclosing Party.

Section 10.04. Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05. Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01. No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing.

Section 11.02. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03. Brokerage Fees and Commissions. Other than as set forth in Schedule 11.03, IBKC hereby represents to FPHI that no agent, representative or broker has represented IBKC or IBERIABANK in connection with the transactions described in this Agreement. FPHI shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBKC or IBERIABANK, and IBKC hereby agrees to indemnify and hold harmless FPHI for any amounts owed to any agent, representative or broker of IBKC or IBERIABANK. Other than as set forth in Schedule 11.03, FPHI hereby represents to IBKC that no agent, representative or broker has represented FPHI or FP Bank in connection with the transactions described in this Agreement. IBKC shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of FPHI or FP Bank and FPHI hereby agrees to indemnify and hold harmless IBKC for any amounts owed to any other agent, representative or broker of FPHI or FP Bank.

Section 11.04. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05. Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.06. Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07. Notices. All payments (other than payments at the Closing), notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A. If given to FPHI, or to an officer thereof, in such officer’s official capacity, at FPHI’s mailing address or transmission number set forth below (or such address or transmission number as FPHI may give notice to IBKC by like notice):

Mr. Daryl S. Kirkham

President and Chief Executive Officer

First Private Holdings, Inc.

8201 Preston Rd., Ste. 200

Dallas, TX 75225

Facsimile: (972) 348-6150

Email: dkirkham@firstprivatetx.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake Repass & Lowry, P.C.

14643 Dallas Parkway, Suite 550

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

B. If given to IBKC, or to an officer thereof, in such officer’s official capacity, at IBKC’s mailing address or transmission number set forth below (or such address or transmission number as IBKC may give notice to FPHI by like notice):

if to IBKC, to:

IBERIABANK Corporation

601 Poydras Street, Suite 2075

New Orleans, Louisiana 70130

Attn: Robert B. Worley, Jr.

Fax: 504-310-7555

With a copy (which shall not constitute notice) to:

Jones Walker LLP

499 S. Capitol Street, SW, Ste. 600

Washington, D.C. 20003

Attn: Edward B. Crosland, Jr.

Fax: 202-203-0000

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 11.09. Arbitration. (a) Any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Accordingly, the parties to this Agreement understand and agree that they have waived their rights to have any claims and/or disputes arising out of this Agreement litigated and/or adjudicated in a court of law, and thus agree that arbitration as provided herein is the exclusive process for resolving any and all legal and/or equitable claims and/or arising out of this Agreement. This waiver means that the parties waive their rights to a judge or jury trial, whether in federal, state, administrative or local courts, and they shall only present such claims and/or disputes for resolution through arbitration as provided in this Agreement. The arbitration proceedings shall be conducted before a panel of three (3) neutral arbitrators. The administrative fee and all costs of the arbitration, including the arbitrators’ compensation, shall be allocated equally between the parties. Each party to the arbitration shall be responsible for their own costs and attorney’s fees. The place of arbitration shall be New Orleans, Louisiana. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Louisiana. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

(b) Either party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal’s determination of the merits of the dispute or controversy.

(c) The award of the arbitrator shall be in writing, shall be signed by a majority of the arbitrators, and shall include a statement setting forth the reasons for the disposition of any claim.

Section 11.10 Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.11 Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13 Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15 Public Disclosure. None of IBKC, IBERIABANK, FPHI or FP Bank will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior consent of the other parties to this Agreement. Notwithstanding the foregoing, IBKC and FPHI, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16 Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the FPHI shareholders; but after the approval of this Agreement by the FPHI shareholders, there shall not be, without the further approval of the FPHI shareholders, any amendment of this Agreement that decreases the consideration to be paid for the FPHI Shares pursuant to Section 1.05 that materially and adversely affects the rights of the FPHI shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

IBERIABANK Corporation

By:	/s/ Daryl G. Byrd
Name:	Daryl G. Byrd
Title:	President and Chief Executive Officer

FIRST PRIVATE HOLDINGS, INC.

By:	/s/ Daryl S. Kirkham
Daryl S. Kirkham
President and Chief Executive Officer